Exhibit 11
Statement re-computation
of per share earnings.


1.        Earnings Per Share

     The earnings per share is based on the weighted average number of common stock and common equivalent shares outstanding. The calculation is as follows:



                          12 months ended                       12 months ended
                         December 30, 1994                     December 30, 1993

 Primary              $   2,336,665 - $198,555 = .13        $  1,708,017 - $106,686 = .10
                      ------------------------              -----------------------
                         16,078,702                           15,896,624

 Fully Diluted        $   2,336,665            = .12        $  1,708,017            = .10
                      -------------                         ------------
                         20,148,010                           17,583,892